                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           SUIZA FOODS CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

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   (4)  Date Filed:

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TABLE OF CONTENTS
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

You are invited ..........................................................     2

Notice of Stockholders' Meeting ..........................................     3

Questions and Answers:

Why did I receive this proxy statement? ..................................     4

I received more than one proxy statement. Why? ...........................     4

What will occur at the annual meeting? ...................................   4-5

How many votes are necessary to re-elect the nominees for director? ......     5

What if a nominee is unwilling or unable to stand for re-election? .......     5

How many votes are necessary to approve the proposed increase in the number of shares of common stock reserved for issuance under our
Stock Option Plan? .......................................................     6

How do I vote if I do not plan to attend the annual meeting? .............   6-7

How many votes are necessary to ratify the selection of
Deloitte & Touche LLP as independent auditor? ............................     7

What if I want to change my vote? ........................................     7

How do I raise an issue for discussion or vote at the annual meeting? ....     8

What if I do not vote? ...................................................   8-9

How much will this solicitation cost and who will pay for it? ............     9

Where can I find the voting results of the meeting? ......................     9

More About the Proposals ................................................. 10-14

Other Information You Need to Make an Informed Decision:

Who is on our Board of Directors? ........................................ 15-17

How are Board members paid? ..............................................    18

Who are our executive officers? .......................................... 19-21

How do we pay our executive officers? .................................... 22-28

How much stock do our executive officers and directors own? .............. 29-30

Annex A .................................................................. A1-A2

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YOU ARE INVITED
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Dear Fellow Stockholders,                                          April 3, 2000

We are pleased to present you with another "plain English" proxy statement. We hope that you will find it easy to read and understand.

We also hope that you will come to our annual stockholders' meeting on Wednesday, May 17, 2000.

As you will see in the accompanying Annual Report, 1999 was a significant year for our company. At the annual meeting, after we vote on the proposals described in this proxy statement, we will present a brief report on our accomplishments in 1999, as well as an overview of our plans for 2000 and beyond. Our presentation will include an update on the newest additions to our company and our recent product innovation efforts.

As always, we will conclude the meeting by inviting you to ask questions and make comments.

We look forward to seeing you at this year's meeting.

Sincerely,

/s/ GREGG L. ENGLES

Gregg L. Engles
Chairman of the Board and
Chief Executive Officer

                                1999 HIGHLIGHTS

                             Increased sales by 35%

                         Increased diluted EPS by 16%*

                            Completed 7 acquisitions

                       Divested U.S. packaging operations

                     Announced the acquisition of Southern
                      Foods Group, the third largest dairy
                         processor in the United States

                        Launched initial test market of
                               value-added milks

*Before nonrecurring plant closing, merger and other costs, extraordinary loss from early extinguishment of debt, extraordinary gain from discontinued operations, loss from discontinued operations, and income (loss) from sale of tax credits, all net of applicable taxes.


                                     [PHOTO]

                                    PAGE TWO

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NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
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We will hold this year's annual stockholders' meeting on Wednesday, May 17, 2000 at 10:00 am. Like last year, we will hold the meeting at the Dallas Museum of Art, Horchow Auditorium, 1717 North Harwood, Dallas, Texas 75201.

At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:

     o a proposal to re-elect Hector M. Nevares, Pete Schenkel and Jim L. Turner as members of our Board of Directors,

     o a proposal to increase the number of shares of common stock reserved for issuance under our 1997 Stock Option and Restricted Stock Plan (our "Stock Option Plan") from 5.5 million shares to 7.5 million shares, and

     o a proposal to ratify our Board of Directors' selection of Deloitte & Touche LLP as our independent auditor for 2000.

We will also discuss and take action on any other business that is properly brought before the meeting.

If you were a stockholder on March 20, 2000, you are entitled to vote on the proposals to be considered at this year's meeting.

By order of the Board of Directors,
Sincerely,

/s/ MICHELLE P. GOOLSBY

Michelle P. Goolsby
Executive Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT

Please vote early even if you plan to attend the meeting. See page 6 for instructions on voting by mail, telephone or internet.

                                   PAGE THREE

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QUESTIONS AND ANSWERS
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WHY DID I RECEIVE THIS PROXY STATEMENT?

On April 11, 2000, we began mailing this proxy statement to everyone who was a stockholder of our company on March 20, 2000. One purpose of this proxy statement is to let our stockholders know when and where we will hold our annual stockholders' meeting.

More importantly, this proxy statement

     o includes detailed information about the matters that will be discussed and voted on at the meeting, and

     o provides updated information about our company that you should consider in order to make an informed decision at the meeting.

I RECEIVED MORE THAN ONE PROXY STATEMENT. WHY?

If you received more than one proxy statement, your shares are probably registered differently or are in more than one account. Please vote each proxy that you received.

WHAT WILL OCCUR AT THE ANNUAL MEETING?

First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be "present" at the meeting if the stockholder

     o    is present in person, or

     o is not present in person but has voted by proxy card, telephone or internet prior to the meeting.

According to our Bylaws, holders of at least 16,055,167 shares must be present at this year's meeting in order to conduct the meeting. If holders of fewer than 16,055,167 shares are present at the meeting, we will reschedule the meeting. The new meeting date will be announced at the meeting.

After each proposal has been voted on at the meeting we will discuss and take action on any other matter that is properly brought before the meeting. Also, some of our officers will report on our recent financial results and our current operations.

Our transfer agent, Harris Bank, will count the votes and act as inspector of election.

                                   PAGE FOUR

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QUESTIONS AND ANSWERS
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If enough stockholders are present at the meeting to conduct business, then we will vote on

     o the proposal to re-elect Hector M. Nevares, Pete Schenkel and Jim L. Turner as members of our Board of Directors,

     o the proposal to increase the number of shares of common stock reserved for issuance under our Stock Option Plan from 5.5 million shares to
          7.5 million shares, and

     o the proposal to ratify our Board of Directors' selection of Deloitte & Touche LLP as our independent auditor for 2000.

On each proposal, you are entitled to one vote for each share of stock that you owned on March 20, 2000. Cumulative voting is not permitted.

Each of the proposals has been approved by our Board of Directors. The Board of Directors is now soliciting your vote on the proposals and recommends that you vote FOR each of the proposals.

HOW MANY VOTES ARE NECESSARY TO RE-ELECT THE NOMINEES FOR DIRECTOR?

Our common stock was the only class of stock outstanding on March 20, 2000. As of that date, there were 32,110,333 shares of common stock outstanding.

The three nominees receiving the highest number of "yes" votes will be elected as directors. This number is called a "plurality."

WHAT IF A NOMINEE IS UNWILLING OR UNABLE TO STAND FOR RE-ELECTION?

Each of the persons nominated for re-election has agreed to stand for re-election. However, if unexpected events arise which cause one or more of them to be unable to stand for re-election, then either

     o the Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or

     o the Board of Directors may, during the meeting, nominate another person for director.

Your vote by mail, telephone or internet is completely confidential.

It is important for you to understand that if our Board of Directors nominates someone at the meeting, the person to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for the candidate of his or her choice.


                                   PAGE FIVE

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QUESTIONS AND ANSWERS
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HOW MANY VOTES ARE NECESSARY TO APPROVE THE PROPOSED INCREASE IN THE NUMBER OF
SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER OUR STOCK OPTION PLAN?

The holders of a majority of the shares having voting power present at the meeting (in person or by proxy) must vote for this proposal in order for it to pass. On this proposal, you may vote "for," "against" or "abstain." If you "abstain," your ballot will have the practical effect of a vote against the matter, because abstaining shares are counted as shares with voting power present at the meeting. The New York Stock Exchange requires, in order for shares issued under the plan to be listed on the New York Stock Exchange, that over 50% of all shares entitled to vote on this proposal must cast a vote on this proposal. For purposes of the New York Stock Exchange requirement, "abstaining" is a form of voting.

HOW DO I VOTE IF I DO NOT PLAN TO ATTEND THE ANNUAL MEETING?

There are three ways to vote, in addition to voting in person at the meeting. You may either

     o mark your selections on the enclosed proxy card; date and sign the card; and return the card in the enclosed envelope, or

     o dial 1-888-215-9330; enter your control number (found on your proxy card) and follow the voice prompts, or

     o go to website www.harrisbank.com/wproxy; enter your control number and follow the simple instructions on the screen.

We encourage you to vote now (by mail, telephone or internet) even if you plan to attend the meeting in person.


If your shares are in a brokerage account you may receive different voting instructions from your broker.

                                    PAGE SIX

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QUESTIONS AND ANSWERS
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Please understand that voting by any means other than voting in person at the meeting has the effect of appointing Gregg Engles, our Chairman of the Board and Chief Executive Officer, and Michelle Goolsby, our Executive Vice President, Chief Administrative Officer and General Counsel, as your proxies. They will be required to vote on the three proposals described in this proxy statement exactly as you have voted. However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Engles and Ms. Goolsby will be authorized to use their discretion to vote on such issues on your behalf.

HOW MANY VOTES ARE NECESSARY TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR?

The Board of Directors has responsibility for selection of our independent auditor. Stockholder ratification is not required. However, the Board of Directors is soliciting your opinion regarding the selection of Deloitte & Touche LLP. The Board of Directors plans to take your opinion into account in selecting our independent auditor for 2001.

WHAT IF I WANT TO CHANGE MY VOTE?

You can revoke your vote on a proposal at any time before the meeting for any reason. To revoke your proxy before the meeting, either

     o write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, LB 30, Dallas, Texas 75201, or

     o vote again, either by telephone or internet (the last vote before the meeting begins will be counted).

Our Board of Directors recommends that you vote FOR each of the proposals.

You may also come to the meeting and change your vote in writing or orally.

                                   PAGE SEVEN

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QUESTIONS AND ANSWERS
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HOW DO I RAISE AN ISSUE FOR DISCUSSION OR VOTE AT THE ANNUAL MEETING?

According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal by certified mail to our Corporate Secretary by no later than March 1 of the year of the meeting. We have not received notice of any stockholder proposals to be presented at this year's meeting.

If you would like your proposal to be included in next year's proxy statement, you must submit it to our Corporate Secretary in writing by no later than December 31, 2000. We will include your proposal in our next annual proxy statement if it is a proposal that we would be required to include in our proxy statement pursuant to the rules of the Securities and Exchange Commission.

You may write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, LB 30, Dallas, TX 75201.

If a stockholder raises a matter at the meeting that requires a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).

WHAT IF I DO NOT VOTE?

If your shares are in a brokerage account and you do not vote, your brokerage firm could

     o    vote for you, if it is permitted by the New York Stock Exchange, or

     o    leave your shares unvoted.

Generally, New York Stock Exchange rules will

     o permit your broker to vote for you on our proposals regarding the election of directors and the ratification of Deloitte & Touche LLP, and

     o prohibit your broker from voting for you on our proposal to increase the number of shares reserved for issuance under our Stock Option Plan.

                                   PAGE EIGHT

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QUESTIONS AND ANSWERS
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If you do not vote and your broker returns a ballot on your behalf, your broker's vote will most likely be deemed a "broker non-vote" on the proposal to increase the number of shares reserved for issuance under our Stock Option Plan. Broker non-votes will be counted as "present" at the meeting for purposes of determining whether enough stockholders are "present" to conduct business at the meeting. However, broker non-votes will be deemed not to be "shares having voting power." Since our proposal to increase the number of shares reserved for issuance under our Stock Option Plan requires a "yes" vote from the holders of a "majority of the shares having voting power present at the meeting," broker non-votes will have no practical effect on the outcome of the proposal.

If you sign your proxy card, but do not specify how you want to vote on a proposal, then your shares will be voted FOR that proposal.

HOW MUCH WILL THIS SOLICITATION COST, AND WHO WILL PAY FOR IT?

We have engaged Corporate Investor Communications, Inc. to assist in the distribution of proxy materials and the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax or e-mail. We will pay Corporate Investor Communications a fee of $6,500, plus $4 per holder contacted, a $300 set-up fee and out-of-pocket expenses. We will also pay all other costs associated with this proxy statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2000. We will file that report with the Securities and Exchange Commission in mid-August of this year, and you can get a copy by contacting either our Investor Relations office (214/303-3400) or the Securities and Exchange Commission at 800/SEC-0330 or www.sec.gov.


                                   PAGE NINE
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MORE ABOUT THE PROPOSALS
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PROPOSAL ONE: RE-ELECTION OF DIRECTORS

This year's nominees for re-election to the Board of Directors are:

HECTOR M. NEVARES - Director since October 1994

[PHOTO]

Mr. Nevares, age 49, was President of Suiza Dairy (Puerto Rico) from June 1983 until September 1996, having served in additional executive capacities at Suiza Dairy (Puerto Rico) since June 1974. In September 1996, Mr. Nevares became Vice Chairman of our Board of Directors. He has served as a consultant for us since March 1998. He is also a director of First Federal Savings Bank in San Juan, Puerto Rico.

PETE SCHENKEL - Director since January 2000

[PHOTO]

Mr. Schenkel, age 64, joined our company in January 2000 as Vice Chairman of our Board of Directors and President of Suiza Dairy Group, our joint venture with Dairy Farmers of America. Suiza Dairy Group, of which we own 66.2%, owns all of our U.S. fluid dairy operations. Mr. Schenkel was elected to our Board pursuant to an agreement we made with Dairy Farmers of America in connection with the formation of our joint venture. From 1959 to December 31, 1999, he served in various capacities at Southern Foods Group (which is now a part of Suiza Dairy Group), including Chairman of the Board and Chief Executive Officer from 1994 through 1999, and President from 1987 to 1994.

JIM L. TURNER - Director since November 1997

[PHOTO]

Mr. Turner, age 53, has served as the Chairman, President and Chief Executive Officer of Dr. Pepper Holdings, Inc. and Dr. Pepper Bottling Company of Texas since 1985. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. He is also a director of All American Bottling Corporation.

Mr. Nevares, Mr. Schenkel and Mr. Turner were unanimously nominated for re-election by our Board of Directors. They have each consented to be re-elected as members of our Board of Directors.

Our Board of Directors recommends that you vote FOR Mr. Nevares, Mr. Schenkel and Mr. Turner.

                                    PAGE TEN

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MORE ABOUT THE PROPOSALS
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PROPOSAL TWO: INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR
ISSUANCE UNDER OUR STOCK OPTION PLAN FROM 5.5 MILLION SHARES TO 7.5 MILLION
SHARES

REASONS FOR THE PROPOSAL

We believe that granting stock options to our key employees and directors is an effective way to

     o attract and retain the best available personnel for positions of substantial responsibility, and

     o align the interests of our key employees and directors with those of our stockholders.

We believe that when our employees and directors own stock in our company, they are motivated to promote our success. Therefore, a significant portion of our key employees' overall compensation consists of stock options.

As a result of the significant growth that we have experienced in the past year, the number of shares currently available for issuance under the plan has been substantially reduced. As of March 20, 2000, there were 4,427,253 options or shares of restricted stock outstanding under the plan and 812,741 shares remaining available for issuance under the plan.

Our Board of Directors believes that the number of shares reserved for issuance under the plan should be increased from 5.5 million shares to 7.5 million shares in order to ensure that sufficient shares are available under the plan to reward and motivate existing employees and to attract new employees in the future.

Our Board of Directors recommends a vote FOR the proposal to increase the number of shares of common stock reserved for issuance under our Stock Option Plan. more about the proposals

                                  PAGE ELEVEN

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MORE ABOUT THE PROPOSALS
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ABOUT OUR STOCK OPTION PLAN

     o The plan is administered by the Stock Option Committee of our Board of Directors. That committee is made up of only non-employee directors.

     o The plan does not have a fixed termination date. However, the Stock Option Committee may amend or discontinue the plan at any time subject to certain restrictions in the plan. Stockholder approval is required for some amendments, to the extent required by the Internal Revenue Code and stock exchange requirements. No amendment may adversely affect any previously granted option or restricted stock award, unless the holder of the award consents.

     o From time to time our Chief Executive Officer will recommend to the Stock Option Committee persons he believes should receive grants under the plan. The committee will consider, but need not accept, the Chief Executive Officer's recommendations.

     o The plan allows for grants of stock options (incentive or nonqualified) and restricted stock to certain directors, key employees and consultants of Suiza Foods Corporation and its subsidiaries. We currently have over 528 holders of options or restricted stock under the plan.

     o Each of our non-employee directors, including members of the Stock Option Committee, automatically receives nonqualified options to purchase 7,500 shares of common stock on June 30 of each year of his term. Those options are immediately exercisable and have an exercise price equal to the closing market price of our common stock on the date of grant.

     o Our non-employee directors may elect to receive their annual fee in shares of restricted stock rather than in cash. Shares issued as fees are issued under the plan. No more than 175,000 shares of restricted stock may be issued under the plan.

     o Pursuant to our joint venture agreement with Dairy Farmers of America, if we issue options to employees of the venture, the venture (of which we own 66.2%) must pay to Suiza Foods Corporation, in cash, the value of those options, based on the Black-Scholes formula. Upon exercise of any of those options, the joint venture must purchase from Suiza Foods Corporation, in cash, the number of shares of our stock that the exercising holder is entitled to receive, at the closing price as of the date of exercise, minus the amount prepaid on the date of grant.

In considering your vote, please remember that our officers and directors are eligible for grants and awards under the plan.

                                  PAGE TWELVE

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MORE ABOUT THE PROPOSALS
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     o    The plan was amended effective April 1, 1999 to prohibit re-pricing of options without approval of our stockholders. We have never re-priced our stock options.

     o The Stock Option Committee decides the terms of all grants and awards under the plan. However, incentive stock options must comply with certain requirements imposed by the Internal Revenue Code, including that the exercise price may not be less than the fair market value of our common stock on the grant date, and the term may not exceed 10 years.

     o Option exercise prices may be paid in cash or, at our option, in shares of our common stock.

     o If an option holder dies or becomes disabled, all of his or her vested options may be exercised any time within 1 year (or the remaining term of the option, if less). If a person ceases to be employed by us for any reason, other than death or retirement, he or she must exercise any vested options within 90 days.

     o If an option holder retires, any unvested options held by such holder will automatically vest, if such person has reached the age of 65. Such vested options may be exercised at any time prior to the 10th anniversary of the grant date.

     o Shares subject to options or restricted stock grants that are cancelled or forfeited become immediately available for re-issuance.

     o The plan was adopted by our Board in February 1997 and approved by our stockholders at our 1997 annual meeting. The number of shares reserved for issuance under the plan was increased in November 1997, May 1998 and May 1999.

See Annex A to this proxy statement beginning on page A-1 for tax information about the plan.

                                 PAGE THIRTEEN

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MORE ABOUT THE PROPOSALS
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PROPOSAL THREE: RATIFICATION OF SELECTION OF AUDITOR

Our Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, has selected Deloitte & Touche LLP to serve as our independent auditor for the 2000 fiscal year and is soliciting your ratification of that selection.

Deloitte & Touche LLP has served as independent auditor for us since our formation. In its role as independent auditor, it reports on our financial statements. It also assists us with due diligence activities in connection with our acquisitions, consults with us on information technology matters and provides general accounting, finance and tax consulting.

A representative of Deloitte & Touche LLP will be present at the meeting. He or she will have an opportunity to make a statement and will be available to respond to appropriate questions.

Your ratification of our Board of Directors' selection of Deloitte & Touche LLP is not necessary because our Board of Directors has responsibility for selection of our independent auditor. However, the Board of Directors will take your vote on this proposal into consideration when selecting our independent auditor in the future.

Our Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2000.

                                 PAGE FOURTEEN

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OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION
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WHO IS ON OUR BOARD OF DIRECTORS?

In addition to our three directors proposed for re-election, the following persons currently serve on our Board of Directors:

GREGG L. ENGLES - Director since October 1994

[PHOTO]

Mr. Engles, age 42, has served as Chairman of our Board of Directors and as our Chief Executive Officer since October 1994. Prior to the formation of our company, he served as Chairman of the Board and Chief Executive Officer of certain predecessors to our company. He currently serves on the Board of Directors of Evercom, Inc., an independent provider of inmate telecommunication services, and Texas Capital Bankshares. His term will expire in 2001.

ALAN J. BERNON - Director since August 1997

[PHOTO]

Mr. Bernon, age 45, serves as Chief Operating Officer of our Northeast region. He was elected to our Board in connection with our acquisition of Garelick Farms. From September 1985 until July 1997, he served as President of the Garelick Companies. His term will expire in 2001.

STEPHEN L. GREEN - Director since October 1994

[PHOTO]

Mr. Green, age 49, has served as a general partner of Canaan Capital Partners, L.P., the general partner of Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V., former principal stockholders of Suiza Foods, since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital's Corporate Finance Group. Mr. Green is also on the Boards of Advance Paradigm, Inc. and Mortgage.com, Inc., each of which is a public company. His term will expire in 2002.

                                  PAGE FIFTEEN

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OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION
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JOSEPH S. HARDIN, JR. - Director since May 1998

[PHOTO]

Mr. Hardin, age 54, has served as Chief Executive Officer of Kinko's, Inc. since May 1997. Kinko's provides business services through more than 1,000 retail locations worldwide. From 1986 to April 1997, he held a variety of positions with increasing responsibility at Wal-Mart Stores, Inc., most recently as an Executive Vice President and as the President and Chief Executive Officer of SAM's Club, the wholesale division of Wal-Mart Stores, Inc. His term will expire in 2001.

JOHN R. MUSE - Director since November 1997

[PHOTO]

Mr. Muse, age 49, is co-founder, Chief Operating Officer and a partner of Hicks, Muse, Tate & Furst Incorporated. Prior to the formation of Hicks, Muse, Tate & Furst in 1989, Mr. Muse headed the investment/merchant banking activities of Prudential Securities for the southwest region of the United States from 1984 to 1989. In addition to serving on our Board of Directors, he also serves on the Boards of Sunrise Television Corp., LIN Television Corporation, International Home Foods and Viatel. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. His term will expire in 2002.

P. EUGENE PENDER - Director since October 1994

[PHOTO]

Mr. Pender, age 68, served as Vice President and Controller of The Southland Corporation until his retirement in December 1987. After his retirement, he served as a consultant to The Southland Corporation until March 1991. His term will expire in 2001.

In March of 2000, our Board of Directors, at the recommendation of the Nominating Committee of the Board, adopted a resolution fixing the number of seats on our Board of Directors at 9. This resolution supercedes all prior resolutions regarding the number of seats on our Board.

                                  PAGE SIXTEEN

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BOARD COMMITTEES

BOARD MEMBER      AUDIT  COMPENSATION  EXECUTIVE  NOMINATING  STOCK OPTION
------------      -----  ------------  ---------  ----------  ------------
Bernon                                    *
Engles                                    *
Green               *        *                                      *
Hardin                       *                        *             *
Nevares                                   *
Pender             **       **                       **            **
Turner              *                                 *
Meetings in 1999    3        4            2           1             2

**Chairman

AUDIT COMMITTEE: Reviews auditing, accounting, financial reporting and internal control functions. Recommends our independent accountants and reviews their services and fees.

COMPENSATION COMMITTEE: Administers executive compensation programs, policies and practices. Acts in an advisory role on employee compensation.

EXECUTIVE COMMITTEE: Limited powers to act on behalf of the Board of Directors when the Board of Directors is not in session. Meets only as needed and acts only by unanimous vote.

NOMINATING COMMITTEE: Determines qualifications for directors, and considers and recommends nominees for election as directors. Will consider stockholder recommendations submitted in writing and addressed to our Corporate Secretary.

STOCK OPTION COMMITTEE: Administers our stock option and restricted stock plans.

                                 PAGE SEVENTEEN

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HOW IS OUR BOARD OF DIRECTORS PAID?

Employee directors receive no compensation for serving on the Board of Directors or its committees other than their normal salaries. Non-employee directors receive

     o    an annual grant of 7,500 immediately exercisable stock options,

     o    a $15,000 annual fee, payable quarterly in arrears,

     o    $1,000 for each meeting attended,

     o    $1,000 for each committee served on,

     o    $2,000 for chairing a committee, and

     o    reimbursement of travel expenses for attending meetings.

Non-employee directors may elect to receive their $15,000 annual fee in shares of restricted common stock rather than in cash. If a director makes this election, he will receive shares with a value equal to 150% of the cash amount owed to him. 1/3 of the restricted shares vest on the date of grant; 1/3 vest on the first anniversary of the grant date; and the final 1/3 vest on the second anniversary of the grant date.

Our Board of Directors held 4 regular and 6 special meetings in 1999, and acted 3 times by written consent.

All of our non-employee directors elected to receive their fees earned during 1999 in shares of restricted stock rather than in cash.

                                 PAGE EIGHTEEN

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WHO ARE OUR EXECUTIVE OFFICERS?

MIGUEL CALADO - Executive Vice President and President of International

Mr. Calado, age 44, joined us in September 1998 as Executive Vice President and President of International. Prior to joining us, he served in a number of senior executive positions at PepsiCo from 1983 until September 1998, most recently as Senior Vice President - Finance and Chief Financial Officer for Frito Lay International. Prior to joining PepsiCo in 1983, he served in various capacities at Samarco Mineracao, S.A. in Brazil.

GREGG L. ENGLES - Chief Executive Officer and Chairman of the Board

See Mr. Engles' biography on page 15.

BARRY A. FROMBERG - Executive Vice President and Chief Financial Officer

Mr. Fromberg, age 44, joined us in June 1998 as Executive Vice President and Chief Financial Officer. Prior to joining us, he served as Chairman and Chief Executive Officer of a subsidiary of Paging Network, Inc. from 1995 to 1998. He was Senior Vice President and Chief Financial Officer of Paging Network, Inc. from 1993 to 1995. He served as Executive Vice President and Chief Financial Officer of Simmons Communications, Inc., a cable television operator from 1987 to 1993. From 1980 to 1987 he was Manager of Corporate Development for Comcast Corporation. Mr. Fromberg was a Senior Accountant with Coopers and Lybrand from 1977 to 1980.

MICHELLE P. GOOLSBY - Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Ms. Goolsby, age 42, joined us in July 1998 as Executive Vice President, General Counsel and Corporate Secretary. In August 1999, she assumed the additional role of Chief Administrative Officer. From September 1988 until July 1998, Ms. Goolsby held various positions with the law firm of Winstead Sechrest & Minick. Prior to joining Winstead Sechrest & Minick, she held various positions with the Trammel Crow Company. Ms. Goolsby also serves on the Board of Directors of Horizon Organic Holding Company, in which we own a minority interest.

                                 PAGE NINETEEN

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HERMAN "BING" GRAFFUNDER - President, Morningstar Foods Inc.

Mr. Graffunder, age 54, has served as President of Morningstar Foods since February 1999. He is also responsible for our Puerto Rican dairy operations. He joined us in February of 1998 as Senior Vice President, Operations. Prior to joining us, he was President of Authentic Specialty Foods and Chief Executive Officer of Calidad Foods from 1993 to January 1998. From 1990 to 1993, he served as President and Chief Operating Officer of Oak Farms Dairy and from 1984 to 1990, he served as division manager for several of The Southland Corporation's and The Morningstar Group. Inc.'s regional operations.

MIKE HOGAN - Senior Vice President and Chief Marketing Officer

Mr. Hogan, age 40, joined us in August 1998 as Senior Vice President and Chief Marketing Officer. Before joining our company, he spent 13 years in various sales, finance and marketing positions at Frito Lay Corporation. From January 1997 to August 1998, he served as Vice President, International Marketing, and from December 1994 to January 1997, he served as Vice President, U.S. Marketing, for Frito Lay. Prior to joining Frito Lay, he worked in financial planning at Texas Instruments.

TRACY L. NOLL - Executive Vice President and Chief Development Officer

Mr. Noll, age 51, joined us in October 1994. Since June 1998, he has served as Executive Vice President and Chief Development Officer. From 1994 until June 1998, he served as our Executive Vice President and Chief Financial Officer. From November 1997 until June 1998, he also served as Executive Vice President and Chief Administrative Officer. Prior to joining us, he served as Controller of Foxmeyer Health Corporation from June 1994 until September 1994. From 1988 until June 1994, he served as Vice President and Chief Financial Officer of The Morningstar Group Inc.

PETE SCHENKEL - President, Suiza Dairy Group, L.P.

See Mr. Schenkel's biography on page 10.


                                  PAGE TWENTY

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OUR CHIEF OPERATING OFFICERS FOR OUR OPERATING REGIONS ARE:

RICK BEAMAN - Southwest region

Mr. Beaman, age 43, has served as Chief Operating Officer of our Southwest region since January 2000, when we formed that region in connection with our acquisition of Southern Foods. Prior to becoming a part of Suiza, he worked in several positions at Southern Foods, including Executive Vice President during 1999, Vice President in 1997 and 1998, and general manager of Southern Foods' Oak Farm Dairy from 1991 to 1997. Prior to joining Southern Foods, he worked in various capacities at Borden, Inc. for 17 years.

ALAN J. BERNON - Northeast region

See Mr. Bernon's biography on page 15.

RICK FEHR - Southeast region

Mr. Fehr, age 48, has served as Chief Operating Officer of our Southeast region since February 1998. He joined us in November 1996 as Vice President of Operations. Prior to joining us, he served in various capacities with The Morningstar Group Inc. from 1988, including most recently Vice President of Operations.

CARLOS GONZALEZ - Puerto Rico

Mr. Gonzalez, age 52, has served as Chief Operating Officer of our Caribbean region since November 1997. He has served in various capacities at Suiza Dairy (Puerto Rico) from November 1997 to the present, and from 1983 until December 1992. Between December 1992 and July 1995, he served as President and Chief Executive Officer of Young & Rubicam, Inc. (Mexico). From August 1995 until rejoining us in November 1997, he served as Executive Vice President of Young & Rubicam, Inc. (U.S.), overseeing their operations in Latin America.

DELTON C. PARKS - Midwest region

Mr. Parks, age 60, has served as Chief Operating Officer of our Midwest region since we completed our merger with Country Fresh in November 1997. He has served as President of Country Fresh since 1980.

                                PAGE TWENTY-ONE

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HOW ARE OUR EXECUTIVE OFFICERS PAID?

SUMMARY COMPENSATION TABLE

                                                                                                   LONG TERM
                                                                                                  COMPENSATION
                                                                                                  ------------
                                                                                        OTHER       OPTIONS
NAME AND                                                                                ANNUAL      GRANTED
PRINCIPAL POSITION                 YEAR             SALARY              BONUS        COMPENSATION  (IN SHARES)
------------------                 ----             ------              -----        ------------  -----------
GREGG L. ENGLES                    1999            $800,000           $888,000(1)     $100,289(1)   147,000
Chairman of the Board and          1998            $765,355           $572,985                      120,000
Chief Executive Officer            1997            $500,000           $600,000                      353,000

G. IRWIN GORDON(2)                 1999            $464,423(2)        $466,200(2)                    80,000
President and Chief                1998            $490,385           $278,614                       60,000
Operating Officer                  1997            $ 97,446           $ 88,155                       50,000

WILLIAM P. BRICK(3)                1999            $420,000(3)        $341,880(3)                    53,000
Chief Operating Officer,           1998            $396,769           $211,766                       35,000
U.S. Dairy Operations              1997            $305,000           $291,000                      213,000

Alan J. Bernon                     1999            $450,000           $251,100(4)     $ 43,668(4)    36,000
Chief Operating Officer,           1998            $281,250           $214,017                       15,000
Northeast Region                   1997            $104,167(5)        $ 58,530(5)                        --

HERMAN "BING" GRAFFUNDER           1999            $334,615           $274,050                       36,000
President, Morningstar Foods       1998            $175,129(6)        $ 77,810(6)                    30,000

TRACY L. NOLL
Executive Vice President and       1999            $343,077           $230,880                       30,000
Chief Development Officer          1998            $320,000           $152,472                       30,000
                                   1997            $210,000           $168,000                       73,000


Notes to Summary Compensation Table:

These were our most highly paid executive officers in 1999. These officers are referred to in this proxy statement as our "named executive officers."

1. Mr. Engles deferred $704,000 of his $888,000 bonus pursuant to our Deferred Compensation Plan. He used $568,320 of the deferred amount to purchase 15,833 shares of our common stock. The amount shown in the "Other Annual Compensation" column represents the 15% discount on shares purchased with deferred bonus under our Deferred Compensation Plan.

2. Mr. Gordon resigned from all positions with our company in September of 1999. At that time, we entered into an agreement with him pursuant to which we agreed to continue to pay his base salary, at his 1999 salary level, through March 31, 2001. Therefore, a portion of the amount shown in the "Salary" column for 1999 includes amounts paid after his resignation pursuant to our agreement. We also agreed to pay him a bonus for 1999, as if he had remained an employee through the end of 1999. The amount of the bonus is shown in the "Bonus" column above for 1999.

3.   Mr. Brick retired from our company effective January 1, 2000.

4. Mr. Bernon deferred his entire bonus earned in 1999, pursuant to our Deferred Compensation Plan. He used 100% of the deferred bonus to purchase 6,894 shares of our stock. The amount shown in the "Other Annual Compensation" column for 1999 represents the 15% discount on shares purchased with deferred bonus.

                                PAGE TWENTY-TWO

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5.   Mr. Bernon joined our company in August of 1997. The amounts shown in 1997 are for the period from August 1 to December 31 of that year.

6. Mr. Graffunder joined our company in February of 1998. The amounts shown for 1998 are for the period from March 18 to December 31 of 1998.

OPTION GRANTS IN 1999 (to named executive officers)

                                      PERCENT OF                                    POTENTIAL REALIZABLE
                           NO. OF       TOTAL                                        VALUE AT ASSUMED
                           SHARES      OPTIONS                                      ANNUAL RATES OF STOCK
                         UNDERLYING  GRANTED TO       EXERCISE                        PRICE APPRECIATION
                          OPTIONS     EMPLOYEES       PRICE        EXPIRATION         FOR OPTION TERM(2)
NAME                     GRANTED(1)  DURING 1999     ($/SHARE)        DATE           5%             10%
----                     ----------  -----------     ---------     ----------  ----------------------------
Gregg L. Engles*            8,400       0.77%         $35.3750       1/29/09   $   186,858    $   473,550
Gregg L. Engles            81,600       7.50%         $35.3750       1/29/09   $ 1,815,192    $ 4,600,200
Gregg L. Engles            57,000       5.24%         $34.2500       6/04/09   $ 1,227,780    $ 3,111,630
G. Irwin Gordon*            8,400       0.77%         $35.3750       1/29/09   $   186,858    $   473,550
G. Irwin Gordon            31,600       2.90%         $35.3750       1/29/09   $   702,942    $ 1,781,450
G. Irwin Gordon            40,000       3.67%         $34.2500       6/04/09   $   861,600    $ 2,183,600
William P. Brick*           8,400       0.77%         $35.3750       1/29/09   $   186,858    $   473,550
William P. Brick           16,600       1.52%         $35.3750       1/29/09   $   369,267    $   935,825
William P. Brick           28,000       2.57%         $34.2500       6/04/09   $   603,120    $ 1,528,520
Alan J. Bernon*             8,400       0.77%         $35.3750       1/29/09   $   186,858    $   473,550
Alan J. Bernon              3,600       0.33%         $35.3750       1/29/09   $    80,082    $   202,950
Alan J. Bernon             24,000       2.20%         $34.2500       6/04/09   $   516,960    $ 1,310,160
Herman L. Graffunder*       8,400       0.77%         $35.3750       1/29/09   $   186,858    $   473,550
Herman L. Graffunder       10,600       0.97%         $35.3750       1/29/09   $   235,797    $   597,575
Herman L. Graffunder       17,000       1.56%         $34.2500       6/04/09   $   366,180    $   928,030
Tracy L. Noll*              8,400       0.77%         $35.3750       1/29/09   $   186,858    $   473,550
Tracy L. Noll               6,600       0.61%         $35.3750       1/29/09   $   146,817    $   372,075
Tracy L. Noll              15,000       1.38%         $34.2500       6/04/09   $   323,100    $   818,850


*Incentive stock options; all other grants are nonqualified stock options.

Notes to Option Grant Table:

1. All vest as follows except for Mr. Gordon and Mr. Brick: 1/3 on first anniversary of grant, 1/3 on second anniversary of grant and 1/3 on third anniversary of grant. See page 24-25 for details on vesting for Mr. Gordon and Mr. Brick.

2. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. The actual value, if any, that an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

     None of the named executive officers exercised any options during 1999.

CONTRACTS WITH NAMED EXECUTIVE OFFICERS

o Mr. Brick retired from his position as Chief Operating Officer of our U.S. dairy operations effective January 1, 2000. Upon his retirement, we entered into an agreement with him pursuant to which he agreed to act as a consultant for us, in any manner and at such times as we may reasonably request, for a six month period, through July 1, 2000. In exchange for his consulting services, we have agreed to pay him an aggregate consulting fee of $210,000, plus reimbursement of his reasonable out-of-pocket expenses incurred in the course of performing the consulting services.

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     We also agreed to continue to pay for his health insurance benefits through
     July 1, 2000, and to accelerate (to January 1, 2000), the vesting of all stock options which would have vested during the consulting period had he not retired on January 1, 2000. Any options which would have vested after July 1, 2000 were cancelled. All vested options must be exercised before January 1, 2005. He also received his bonus for 1999, as if he had been an employee on the date 1999 bonuses were paid.

o Mr. Gordon resigned from his position as President and Chief Operating Officer of our company effective September 20, 1999. In connection with his resignation, we entered into an agreement with him pursuant to which we agreed to make salary continuation payments to him at his 1999 base salary level through March 31, 2001. We also agreed to pay him (1) his bonus for 1999, as if he had remained an employee of our company through the end of 1999 (which amounted to $466,200), (2) on or before February 28, 2001, a cash payment of $315,000, and (3) on or before March 31, 2001, another cash payment in the amount of $78,750. We also agreed to continue to pay for his health insurance benefits through March 31, 2001, and to accelerate (to September 20, 1999) the vesting of all options which would have vested between September 20, 1999 and March 31, 2001. All other options were cancelled. All vested options must be exercised by March 31, 2001.

o In January 1999, we entered into severance agreements with all of our named executive officers, except Mr. Bernon, pursuant to which we must

     o pay each of the named executive officers a lump sum of cash equal to 2 to 3 times his base annual salary plus his target bonus for the year in which the termination occurs, in addition to a gross-up payment to pay for any applicable excise taxes,


     o    continue the executive's insurance benefits for 2 years, and

     o    accelerate the vesting of all unvested options held by the executive if, in connection with or within 2 years after a "change in control" (as defined in the agreements) of our company

     o the named executive officer's employment is terminated by us or any successor of ours without "cause" (as defined in the agreements), or

     o the named executive officer's employment is terminated by the executive for "good reason" (as defined in the agreement).

Also, certain of these agreements provide that the officer has the right, at any time beginning on the first anniversary of a change in control and ending on the second anniversary of a change in control, to voluntarily terminate his employment for any reason and receive a cash payment in an amount equal to one-half of the executive's base annual salary plus one-half of his target bonus for the year in which the termination occurs. The agreements also contain

     o a covenant pursuant to which the executives have agreed not to compete with us for 2 years after termination,

     o a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information, and

     o agreements not to solicit any of our employees for 2 years after termination.

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Mr. Gordon resigned from our company effective September 20, 1999, and Mr. Brick retired effective January 1, 2000. Each such gentleman's severance agreement automatically terminated upon the conclusion of his employment with us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

o In connection with our purchase of The Garelick Companies in July 1997, Mr. Bernon, a former owner of The Garelick Companies, received, in addition to certain cash consideration, 74,350 restricted shares of our common stock. The shares were placed in escrow, to be released over 5 years subject to the accomplishment of certain financial objectives. The first 14,870 shares were released to Mr. Bernon in 1998, and another 14,870 shares were released to him in September 1999. The price paid to Mr. Bernon for the business, and the terms and conditions of the restrictions on the restricted stock, were determined by negotiations between us and the former owners of The Garelick Companies.

o We lease the land for our Franklin, Massachusetts plant from a partnership in which Mr. Bernon owns a 13.45% minority interest. We believe that the terms of the lease agreement are at least as favorable to us as could have been obtained in an arm's length transaction with an unaffiliated third party. Our lease payments during 1999 totaled $634,248.

o Mr. Bernon's brother, Peter, is the Vice Chairman of the Board of Directors of Consolidated Container Company, LLC, in which we own a minority interest. Also, we entered into a consulting agreement with Peter Bernon in June 1999 pursuant to which we engaged him as an independent business consultant for dairy acquisitions. The agreement is subject to renewal upon mutual agreement of the parties. Under the agreement, we agreed to pay Peter Bernon a fee equal to 1% of the purchase price of each acquisition during the term of the agreement or within 6 months thereafter, of a business located principally in Connecticut, Delaware, Maine, Maryland, Massachusetts, New Jersey, New Hampshire, New York, Pennsylvania, Rhode Island, Vermont or Virginia, which was introduced to us by Peter Bernon and with respect to which he provided consulting services. To date, we have not made any payments to Peter Bernon under this agreement.

o Some of our subsidiaries purchase a portion of their requirements for frozen concentrated orange juice from an entity in which Mr. Engles owns a limited partner interest. We have no written agreement with this supplier. All purchases are based on purchase orders. We monitor the market price for frozen concentrated orange juice and purchase the product from the supplier offering the lowest price, inclusive of all charges. We believe that the terms of the purchase orders are at least as favorable to us as could be obtained in an arm's length transaction with an unaffiliated third party. Our purchases from this supplier totaled approximately $1.8 million during 1999.

o Mr. Nevares retired as Chief Operating Officer of our Caribbean region in March 1998. At that time we entered into a consulting agreement with him pursuant to which he receives a consulting fee of $180,000 per year.

                                PAGE TWENTY-FIVE

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o    Effective January 1, 2000, we entered into a joint venture agreement with
     Dairy Farmers of America pursuant to which we and Dairy Farmers of America combined certain of our domestic fluid dairy operations into Suiza Dairy Group, L.P. Dairy Farmers of America received a 33.8% interest in the venture in exchange for the contribution of Southern Foods Group and for the contribution of its investments in its other joint ventures with us, including Suiza GTL, LLC and Suiza SoCal, LLC. In connection with this transaction, the venture also acquired the ownership interest of Mr. Schenkel for a total purchase price of approximately $100 million. Mr. Schenkel joined our Board of Directors upon the closing of the transaction. We received a 66.2% ownership interest in the venture in exchange for the contribution of all our domestic fluid dairy operations (excluding Morningstar and our Puerto Rican operations). The percentage ownership interests received by us and Dairy Farmers of America, and the purchase price received by Mr. Schenkel, were determined by negotiations between the parties. The purchase price for Mr. Schenkel's interest was paid with borrowings under the venture's new approximately $1.6 billion credit facility obtained in connection with the transaction.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

WHO DETERMINES HOW MUCH THE EXECUTIVE OFFICERS ARE PAID?

     o The Compensation Committee is responsible for recommending to the full Board the salary amounts for our Chief Executive Officer and each of our other executive officers and making the final determination regarding bonus arrangements to such persons.

     o The Stock Option Committee is responsible for making the final determination regarding awards of stock options and restricted stock to such persons.

WHAT ARE OUR GOALS?

The goals of the Compensation Committee in setting compensation for our executive officers are

o    to attract and retain highly capable executives,

o to motivate the performance of executives in support of the achievement of the company's strategic financial and operating performance objectives, and

o    to reward performance that meets this standard.

The company is engaged in a highly competitive business and must attract and retain qualified executives in order to be successful.

THIS REPORT BY:

Stephen L. Green,
Joseph S. Hardin, Jr.
P. Eugene Pender

Members of the Compensation
Committee and the Stock
Option Committee

                                PAGE TWENTY-SIX

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In connection with this review, the Compensation Committee engaged Towers
Perrin, an independent compensation consulting firm, to provide information concerning comparable compensation levels at other publicly held companies and other relevant information.

In 1999, executive compensation consisted of the following:

BASE SALARY

The base salary for Gregg Engles, the Chief Executive Officer, and for each of the other executive officers was determined after review of

     o publicly available information concerning the base salaries of executives with similar responsibilities in companies of comparable size in general industry and in the food industry,

     o    the responsibilities of each executive officer, and

     o the subjective evaluation of such officer's overall performance and contribution to the company.

ANNUAL INCENTIVE COMPENSATION

Year-end cash bonuses are designed to motivate Mr. Engles and the other executive officers to achieve annual financial and other goals based on the strategic financial and operating performance objectives of the company. In conjunction with the Compensation Committee's review of the strategic and operating plans of the company, the Compensation Committee established target performance levels for the executive officers based in some cases on the company's earnings per share and in others on the performance of particular operating units over which the executive has control. Bonus amounts were paid to the executive officers for 1999 based on target performance levels reached.

STOCK OPTIONS

The Stock Option Plan forms the basis of the company's long-term incentive plan for executive officers. The Compensation Committee believes that a significant portion of executive compensation should be dependent on value created for the stockholders. Stock options are generally granted annually, with an exercise price of fair market value on the date of the grant. In selecting recipients for option grants and in determining the size of such grants, the Stock Option Committee considers various factors such as the long term incentives granted to executive officers in companies of comparable size in general industry and in the food industry, the earnings levels of the company and the contributions of the individual recipient to the company.

                               PAGE TWENTY-SEVEN

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BENEFITS

Executive officers also receive benefits typically offered to executives by companies engaged in businesses similar to the company's and various benefits generally available to all employees of the company (such as health insurance).

PERFORMANCE GRAPH

The following graph compares

     o the cumulative total return of the company's common stock since the date of the company's initial public offering on April 17, 1996, with

     o    the Standard & Poor's 500 Stock Index, and

     o    a peer group index of United States dairy products companies,

assuming a $100 investment on April 17, 1996. Points plotted are as of December 31 of each year. The company has never paid dividends.

                                    [CHART]

                              1996      1997      1998     1999
                              ----      ----      ----     ----
Suiza Foods Corporation      132.8      390.6     334      259.8

S&P 500 Stocks               117.5      156.8     202.1    244.5

Dairy Products Stocks        112.4      194.9     170.4    158.5

1999 COMPENSATION OF CHIEF EXECUTIVE OFFICER

Mr. Engles' base salary for 1999 was $800,000. His base salary for 1999 was fixed in late 1998, based on the criteria described on the previous page under the heading "Base Salary."

                               PAGE TWENTY-EIGHT

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--------------------------------------------------------------------------------

Mr. Engles' target bonus for 1999 was 75% of his base salary, with a potential range of 0% to 150% of his base salary, depending on the degree of attainment of budgeted earnings per share set for the company in 1999. Mr. Engles' actual bonus earned during 1999 was $888,000, or 111% of his base salary for 1999. His bonus reflects the fact that in 1999 the company's earnings per share were approximately 48% higher than the budgeted target.

In 1999, Mr. Engles received options to purchase 147,000 shares of common stock. In making this option grant, the Stock Option Committee considered the factors described on page the previous page under the heading "Stock Options."

HOW MUCH STOCK DO OUR EXECUTIVE OFFICERS AND DIRECTORS OWN?

Set forth below is information as of March 13, 2000 concerning

     o each stockholder known by us to beneficially own more than 5% of our outstanding common stock,

     o    each director and each executive officer, and

     o    all directors and executive officers as a group.

                               NUMBER OF SHARES OF
         BENEFICIAL OWNER        COMMON STOCK         PERCENT OF CLASS(1)
         ----------------      -------------------    -------------------
         Gregg L. Engles         1,735,833(2)              5.4%
         Miguel M. Calado           18,429(3)                *
         Barry A. Fromberg          26,758(4)                *
         Michelle P. Goolsby        16,655(5)                *
         Herman L. Graffunder       19,620(6)                *
         Michael P. Hogan           11,914(7)                *
         Tracy L. Noll             111,821(8)                *
         Alan J. Bernon            472,505(9)              1.5%
         Stephen L. Green           29,527(10)               *
         Joseph S. Hardin, Jr.      18,324(11)               *
         John R. Muse              182,951(12)               *
         Hector M. Nevares         396,152(13)             1.2%
         P. Eugene Pender           35,902(14)               *
         Pete Schenkel               2,766                   *
         Jim L. Turner              87,392(15)               *
All executive officers and
     directors as a group
     (15 persons)                3,166,549(16)             9.9%
John Hancock Life Insurance
     Company                     1,723,267(17)             5.3%

                                PAGE TWENTY-NINE

--------------------------------------------------------------------------------
OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION
--------------------------------------------------------------------------------

Notes to Beneficial Ownership Table:

     1. Percentages are based on 32,110,333 shares of common stock outstanding as of March 13, 2000, minus 3,156,308 shares held in treasury as of that date, plus 3,284,239, the total number of outstanding options that are exercisable within 60 days, for a denominator of 32,238,264.

     2.   Includes 467,600 shares subject to exercisable options.

     3.   Includes 12,334 shares subject to exercisable options.

     4.   Includes 20,000 shares subject to exercisable options.

     5.   Includes 12,334 shares subject to exercisable options.

     6.   Includes 16,334 shares subject to exercisable options.

     7.   Includes 9,667 shares subject to exercisable options.

     8.   Includes 104,900 shares subject to exercisable options.

     9.   Includes 14,000 shares subject to exercisable options.

     10.  Includes 22,500 shares subject to exercisable options.

     11.  Includes 15,000 shares subject to exercisable options.

     12.  Includes 15,000 shares subject to exercisable options.

     13. Includes 114,675 subject to exercisable options, and 69,264 shares held by Neva Holdings, Inc., a company wholly owned by Mr. Nevares and his family.

     14. Includes 29,400 subject to exercisable options and 3,450 shares owned indirectly through entities controlled by Mr. Pender.

     15.  Includes 52,851 shares subject to exercisable options.

     16. Includes a total of 906,595 shares subject to exercisable options held by the executive officers and directors.

     17. As reported on Form 13G filed on February 11, 2000 by John Hancock Life Insurance Company, Post Office Box 111, Boston, Massachusetts 02117.


          * = Less than 1%

                                  PAGE THIRTY

--------------------------------------------------------------------------------
ANNEX A
--------------------------------------------------------------------------------

TAX INFORMATION ABOUT OUR STOCK OPTION PLAN

The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations and does not purport to be complete. You should refer to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). There also may be state, local and foreign income tax consequences applicable to transactions involving stock options or restricted stock. In addition, the following description does not address specific tax consequences applicable to an individual participant who receives an incentive stock option and does not address special rules that may be applicable to directors and officers.

Stock Options. Under existing federal income tax provisions, a participant who receives stock options will not normally realize any income, nor will we normally receive any deduction for federal income tax purposes, upon the grant of a stock option.

When a nonqualified stock option granted pursuant to our 1997 Stock Option and Restricted Stock Plan is exercised, the option holder generally will realize ordinary income (compensation) measured by the difference between the aggregate purchase price of the common stock purchased and the aggregate fair market value of our common stock on the exercise date. We generally will be entitled to a deduction in the year the option is exercised equal to the amount the option holder is required to treat as ordinary income. Any taxable income recognized in connection with a nonqualified stock option exercised by an option holder who is also one of our employees will be subject to tax withholding by us. The basis for determining gain or loss upon a subsequent sale of common stock acquired upon the exercise of a nonqualified stock option will be the purchase price paid to us for the common stock increased by an amount included in the option holder's taxable income resulting from the exercise of such option. The holding period for determining the maximum tax rate applicable to gain on such disposition begins on the date on which the option holder acquires the common stock.

An employee generally will not recognize any income upon the exercise of an incentive stock option, but the exercise may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided that the employee does not sell such stock within two years from the date of grant or one year from the date of exercise of the incentive stock option (the "Required Holding Periods").


                                    PAGE A-1

--------------------------------------------------------------------------------
ANNEX A
--------------------------------------------------------------------------------

An employee who sells his or her shares before the expiration of the Required Holding Periods will recognize ordinary income equal to the lesser of (i) the difference between the option price and the fair market value of the stock on the date of exercise, or (ii) the total amount of gain realized. The maximum federal income tax rate on the remaining gain or loss generally depends on how long the shares are held. We will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the common stock received upon exercise before the expiration of the Required Holding Periods.

Restricted Stock. A restricted stock award is not currently taxable income to a participant for so long as the stock is subject to a substantial risk of forfeiture and cannot be transferred free of a substantial risk of forfeiture. The participant will generally be taxed on compensation income equal to the fair market value of the stock on the date the restrictions on the shares creating a substantial risk of forfeiture lapse.

The participant may elect under Section 83(b) of the Code, however, to be taxed immediately on the value of the shares awarded as of the date of grant. Such an election must be made within 30 days after the award of shares and must be filed with the Internal Revenue Service. If the participant makes the Section 83(b) election and subsequently forfeits his or her shares, no deduction is permitted with respect to the forfeiture.

The participant's tax basis in shares acquired through a stock award equals the amount of compensation income recognized upon vesting (or upon grant, in the case of a Section 83(b) election). Generally, if the participant subsequently sells the shares, any gain or loss will be a capital gain or loss.

YOUR VOTE IS IMPORTANT

Please vote early even if you plan to attend the meeting. See page 6 for instructions on voting by mail, telephone or internet.



                                    PAGE A-2

                             SUIZA FOODS CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   (X)

[                                                                                                                                  ]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS
1 - 3                                                    WITHHOLD  FOR ALL
1. Election of Directors - 01 - Hector M. Nevares,  FOR    ALL     EXCEPT    3. Proposal to ratify Deloitte  FOR   AGAINST   ABSTAIN
   02 - Pete Schenkel, and 03 - Jim L. Turner.      ( )    ( )       ( )        & Touche LLP as              ( )     ( )       ( )
                                                                                independent auditors.

-------------------------------------------------                            In their discretion the Proxies are authorized to vote
(Except Nominee(s) written above)                   FOR   AGAINST  ABSTAIN   upon such other business as may properly come before
                                                    ( )     ( )      ( )     the meeting.
2. Proposal to increase the number of shares
   reserved for issuance under the 1997 Stock                                THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
   Option and Restricted Stock Plan.                                         MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
                                                                             IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR
                                                                             ITEMS 1 THROUGH 3.

                                                                                                Dated:                        , 2000
                                                                                                      ------------------------

                                                                                             ---------------------------------------
                                                                                             Signature

                                                                                             ---------------------------------------
                                                                                             Signature

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc. please give your title.

------------------------------------------------------------------------------------------------------------------------------------

                           o DETACH PROXY CARD HERE o

CONTROL NUMBER




                  YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET
       QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

If voting by proxy, you may vote by mail, or by one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statements and then follow these easy steps:


                                    -------------------------------------------
TO VOTE BY PHONE                    Call toll free 1-888-215-9330 in the United
                                    States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

                                    Enter the 6-digit Control Number located above.

                                    Option #1: To vote as the Board of Directors
                                               recommends on ALL proposals:
                                               Press 1

                                               When asked, please confirm your
                                               vote by pressing 1

                                    Option #2: If you choose to vote on each
                                               proposal separately, press 0 and
                                               follow the simple recorded
                                               instructions.
                                    -------------------------------------------

                                    -------------------------------------------
TO VOTE BY INTERNET                 Go to the following website:

                                    WWW.HARRISBANK.COM/WPROXY

                                    Enter the information requested on your
                                    computer screen, including your 6-digit
                                    CONTROL NUMBER located above.

                                    Follow the simple instructions on the
                                    screen.
                                    -------------------------------------------

   If you vote by telephone or the Internet, DO NOT mail back the proxy card.
                              THANK YOU FOR VOTING!

PROXY                                                                      PROXY

                             SUIZA FOODS CORPORATION
                  ANNUAL MEETING OF STOCKHOLDERS - MAY 17, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Gregg L. Engles and Michelle P. Goolsby and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Suiza Foods Corporation held of record by the undersigned on March 20, 2000, at the annual meeting of stockholders to be held on Wednesday, May 17, or any adjournment thereof.




      IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o


Dear Stockholder:

     On the reverse side of this card are instructions on how to vote your shares for the election of directors and all other proposals by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote will be recorded as if you mailed in your proxy card.

     Thank you for your attention to these matters.

                                                Suiza Foods Corporation